Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2011 (except for paragraph three of Note 12, as to which the date is July 14, 2011) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-171923) and related Prospectus of Skullcandy, Inc. for the registration of 9,763,298 shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 18, 2011